Exhibit 10AM

123 Saginaw Drive | Redwood City, CA 94063

June 24, 2013

John Whelan

c/o AP Pharma, Inc.

123 Saginaw Dr.

Redwood City, CA 94063

Re:	Amendment to Management Retention Agreement, dated as of April 25, 2011, as amended May 29, 2013 (as amended, the “Retention Agreement”)

Dear John:

This letter agreement (the “Agreement”) memorializes the terms of your separation with A.P. Pharma, Inc. (the “Company”) and amends certain terms and conditions of the Retention Agreement. Capitalized terms that are not otherwise defined in this Agreement will have the meanings ascribed to them in the Retention Agreement.

On May 1, 2013, the Board of Directors removed you as President and Chief Executive Officer of the Company (the “Removal Action”). The Company hereby acknowledges and agrees that the Removal Action was taken without Cause, and stipulates that, as of the date hereof, no facts or circumstances exist that would permit the Company to characterize the Removal Action as having been for Cause. Notwithstanding the Removal Action, the Company wishes to retain your services as an employee and as our Chief Financial Officer through August 15, 2013, or such earlier date as may be selected by the Company. In consideration of the foregoing, the parties hereby agree as follows:

1. Your execution of this Agreement will constitute formal notice under Section 3(c) of the Retention Agreement that the Removal Action may give rise to an Involuntary Termination. The Company acknowledges and agrees that if the Removal Action is not rescinded within 30 days from the date hereof, then, notwithstanding the time periods set forth in Section 3(c) of the Retention Agreement, you will have until midnight (Pacific Time) on August 15, 2013 to resign as an officer and employee of the Company, with such resignation to be deemed to constitute an Involuntary Termination. Upon such Involuntary Termination (or your earlier termination by the Company or due to your death or disability), you will be entitled to the cash severance payments set forth on Annex I attached hereto, which payments will be in full satisfaction of the amounts owed under Section 2(a) of the Retention Agreement.

2. The following sentence shall be inserted at the end of the definition of “Cause” in Section 3(a) of the Retention Agreement, “Notwithstanding the foregoing, in no event shall “Cause” be deemed to exist unless the basis for asserting the existence of “Cause” has been communicated in writing to Employee at least 60 days prior to a termination for Cause being effected, it being understood that if Employee resigns his employment prior to the expiration of such 60-day period, then the termination shall not be deemed for “Cause.”

3. Set forth on Annex II attached hereto is a schedule of your outstanding equity awards granted by the Company (the “Outstanding Awards”). As contemplated under Section 2(a) of the Retention Agreement, the vesting of the Outstanding Awards will be partially accelerated as of the effective date of an Involuntary Termination (or your earlier termination by the Company or due to your death or disability). Set forth on Annex II is the following information: (a) the vested portion of the Outstanding Awards as of the date of this Agreement (the “Effective Date”), (b) the monthly vesting schedule during your continued employment, and (c) the accelerated vesting of the Outstanding Awards to be provided to you under Section 2(a) of the Retention Agreement on an Involuntary Termination (or your earlier termination by the Company or due to your death or disability).

4. Provided that you remain employed by the Company through the earlier of 5:00 p.m. (Pacific Time) on August 15, 2013 or such time as when the Company may terminate your employment, then: (a) the period in which you will be permitted to exercise the vested portion of the Outstanding Awards following your termination of service will be extended, as set forth on Annex III, and (b) the Company may, on a case-by-case basis, permit the “cashless” exercise of the vested portion of the Outstanding Awards (i.e., satisfying the required exercise price by surrendering a portion of the Outstanding Awards with an intrinsic value equal to the exercise price), provided, however, that unless the required tax withholding will be funded within the required time period by a broker-assisted sale, you will be required to remit in cash to the Company an amount equal to the required withholding taxes due upon exercise of the Outstanding Options (such amount to be determined by the Company in good faith at the time of each exercise). If you wish to exercise any portion of the Outstanding Awards on a cashless basis, you will be required to obtain the prior written approval of the Chief Executive Officer or the Chief Operating Officer of the Company. If you elect to resign your employment prior to August 15, 2013, then you will not be entitled to the extended vesting period set forth on Annex III and will not be permitted to exercise the Outstanding Awards on a cashless basis.

5. As contemplated in Section 4(b) of the Retention Agreement, your right to receive severance benefits upon an Involuntary Termination (or your earlier termination by the Company or due to your death or disability) shall be conditioned upon the execution and non-revocation of a release of claims (the “Release”). The parties hereby agree that the Release shall be in the form attached hereto as Exhibit A.

Except as set forth above, the terms and conditions of the Retention Agreement, which shall be deemed incorporated herein by reference, shall remain in full force and effect. To accept this Agreement, please countersign below and return an executed copy of this letter to my attention.

Sincerely,

/s/ Barry Quart

Barry Quart

Chief Executive Officer

Agreed and Accepted as of the date set forth below

/s/ John Whelan
John Whelan

June 24, 2013
Date: